Exhibit 10.1

LETTER OF CREDIT REIMBURSEMENT AGREEMENT

dated as of November 23, 2015

among

RENAISSANCE REINSURANCE LTD.

as Borrower,

Various Lenders,

BANK OF MONTREAL,

as Documentation Agent,

CITIBANK EUROPE PLC, as

Collateral Agent, and

ING BANK N.V., LONDON BRANCH, as

Letter of Credit Agent

BMO CAPITAL MARKETS CORP., CITIBANK EUROPE PLC and ING BANK N.V., as

Joint Lead Arrangers and Joint Book Runners

SECTION 1	DEFINITIONS	1

1.1	Definitions	1
1.2	Other Interpretive Provisions	13
1.3	Accounting Terms and Determinations; GAAP	14
1.4	Time of Day	14

SECTION 2	LETTER OF CREDIT FACILITY	14

2.1	Letter of Credit Procedures	14
2.2	Conversion Principles	14
2.3	Reimbursement Obligations	15
2.4	Procedure for Issuance	16
2.5	Nature of the Letter of Credit Agent’s and Lenders’ Obligations	17

SECTION 3	FEES	18

3.1	Letter of Credit Fees	18
3.2	Annual Agent Fees	19
3.3	Upfront Fees	19
3.4	Defaulting Lender	19

SECTION 4	COLLATERAL	20

4.1	Currency Matching	20
4.2	Collateral Account	20

SECTION 5	MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES	21

5.1	Making of Payments	21
5.2	Due Date Extension	21
5.3	Setoff; Ratable Payments	22
5.4	Taxes	22

SECTION 6	INCREASED COSTS	27

6.1	Increased Costs	27
6.2	Discretion of Lenders as to Manner of Funding	29
6.3	Designation of a Different Lending Office	29
6.4	Conclusiveness of Statements; Survival of Provisions	29

SECTION 7	REPRESENTATIONS AND WARRANTIES	29

7.1	Organization, etc	29
7.2	Power and Authority	29
7.3	Valid and Binding Obligation	29
7.4	No Violation or Breach	30
7.5	Approvals	30
7.6	Compliance with Laws	30
7.7	No Default Under Other Agreements	30
7.8	No Arbitration Proceeding or Litigation	30
7.9	Filed All Tax Returns and Paid All Taxes	30
7.10	Financial Statements	31
7.11	Anti-Money Laundering and Anti-Terrorism Finance Laws	31

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7.12	Anti-Corruption Laws	31
7.13	Sanctions Laws	31
7.14	Investment Company Act	32
7.15	Use of Credits; Margin Regulations	32
7.16	Collateral Documents	32
7.17	No Default	32

SECTION 8	COVENANTS	32

8.1	Financial Statements and Other Information	32
8.2	Notices of Material Events	33
8.3	Existence; Conduct of Business	33
8.4	Compliance with Laws	33
8.5	Books and Records	34
8.6	Collateral	34
8.7	Further Assurances	34
8.8	Use of Letters of Credit	34
8.9	Anti-Corruption and Sanctions Laws	34

SECTION 9	EFFECTIVENESS; CONDITIONS OF ISSUANCE, ETC	35

9.1	Effectiveness.	35

SECTION 10	EVENTS OF DEFAULT AND THEIR EFFECT	37

10.1	Events of Default	37
10.2	Effect of Event of Default	38
10.3	Application of Funds	38

SECTION 11	THE AGENTS	39

11.1	Appointment and Authorization of Agents	39
11.2	Consultation with Experts	39
11.3	Liability of Agents; Credit Decision	39
11.4	Enforcement Actions	40
11.5	Agent and Its Affiliates	40
11.6	Indemnity	41
11.7	Resignation of an Agent and Successor Agents	41
11.8	Authorization to Release, Subordinate or Limit Liens	41
11.9	Delegation to Affiliates	42
11.10	Reports	42

SECTION 12	GENERAL	42

12.1	Waiver; Amendments	42
12.2	Confirmations	42
12.3	Notices	43
12.4	Costs and Expenses; Indemnification	43
12.5	Captions	44
12.6	Assignments; Participations	44
12.7	Replacement of Lenders.	46
12.8	Governing Law	47

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12.9	Severability	47
12.10	Counterparts	47
12.11	Successors and Assigns	47
12.12	Obligations Several	48
12.13	Confidentiality	48
12.14	USA Patriot Act	48
12.15	Forum Selection; Consent to Jurisdiction; Service of Process	48
12.16	Waiver of Jury Trial	49
12.17	Judgment Currency	49

SCHEDULES

SCHEDULE 1.1	Eligible Collateral and Advance Rates
SCHEDULE 2.1	Lenders, Commitments and Percentages
SCHEDULE 12.3	Notices

EXHIBITS

EXHIBIT A	Form of Security Agreement
EXHIBIT B	Form of Compliance Certificate
EXHIBIT C	Form of Assignment Agreement
EXHIBIT D	Form of U.S. Tax Compliance Certificate

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LETTER OF CREDIT REIMBURSEMENT AGREEMENT

This LETTER OF CREDIT REIMBURSEMENT AGREEMENT dated as of November 23, 2015 (this “Agreement”) is among RENAISSANCE REINSURANCE LTD., a Bermuda company (the “Borrower”), the Lenders (as defined below) and BANK OF MONTREAL, as Documentation Agent, CITIBANK EUROPE PLC, as Collateral Agent and ING BANK N.V., LONDON BRANCH, as Letter of Credit Agent.

WHEREAS, the Borrower has requested a credit facility for the purpose of issuing letters of credit to provide Funds at Lloyd’s to support the underwriting capacity provided by the Corporate Member to the Supported Syndicate for the 2016 underwriting year of account (and prior open years) (“Permitted Uses”); and

WHEREAS, the Lenders are willing to provide such credit facility on the terms set forth below;

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1 DEFINITIONS.

1.1 Definitions. When used herein the following terms have the following meanings:

“Adjusted Fair Market Value” means, with respect to any Eligible Collateral, an amount equal to the Fair Market Value of such Eligible Collateral multiplied by the applicable Advance Rate as shown on Schedule1.1.

“Affiliate” of any Person means (a) any other Person that, directly or indirectly, Controls or is Controlled by or is under common Control with such Person and (b) any officer or director of such Person.

“Agent” means each of the Collateral Agent, the Documentation Agent and the Letter of Credit Agent.

“Agent-Related Persons” means each Agent or any successor agent arising under Section 11.7, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agreement” – see the Preamble.

“Anti-Corruption Laws” – see Section 7.12.

“Anti-Terrorism Laws” – see Section 7.11.

“Applicable Law” means, with respect to any Person, (x) all provisions of law, statute, treaty, ordinance, rule, regulation, requirement, restriction, permit, certificate, decision, directive or order of any Governmental Authority applicable to such Person or any of its property and (y) all judgments, injunctions, orders and decrees of all courts and arbitrators in proceedings or actions in which such Person is a party or by which any of its property is bound.

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“Applicable Letter of Credit Fee Rate” means, at any time, the following per annum rates at which Letter of Credit Fees are accruing on the Letters of Credit at such time as determined pursuant to Section 3.1:

(a)	If Class A Collateralization, the Applicable Letter of Credit Fee Rate shall be 0.35% per annum.

(b)	If Class B Collateralization, the Applicable Letter of Credit Fee Rate shall be 0.40% per annum.

(c)	If Partial Collateralization, the Applicable Letter of Credit Fee Rate shall be 0.50% per annum; provided that Partial Collateralization shall not be available after the occurrence of a Full Collateralization Event unless the Lenders agree otherwise.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) that such Lender’s Letter of Credit Obligations are of all Letter of Credit Obligations. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.1 or in the Assignment Agreement pursuant to which such Lender becomes a party hereto, as applicable.

“Assignee” – see Section 12.6.

“Assignment Agreement” – see Section 12.6.

“Basel III” means (a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated; (b) the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and (c) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Borrower” – see the Preamble.

“Business Day” means any day (other than a Saturday or Sunday) on which banks generally are open in New York and London for the conduct of substantially all of their commercial lending activities.

“Change in Control” shall be deemed to have occurred if (a) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), is or becomes, directly or indirectly, the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of securities of ReniassanceRe Holdings Ltd. (“Parent”) that represent 51% or more of the combined voting power of the Parent’s then outstanding securities; (b) during any

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period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Parent (together with any new directors whose nomination by or appointment to the Board of Directors or whose nomination by the stockholders of the Parent was approved by a vote of the directors of the Parent then still in office who are either directors at the beginning of such period or whose election or nomination for election was previously approved by the Board of Directors) cease for any reason to constitute a majority of the Parent’s Board of Directors then in office; or (c) the Parent ceases to own, directly or indirectly, all of the capital stock of the Borrower.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, (y) the implementation or application of or compliance with Basel III, CRR or CRD IV or any law or regulation that implements or applies Basel III, CRD or CRD IV, and (z) requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or United Kingdom regulatory authorities, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“Class A Collateral” means the types of securities shown on Schedule 1.1 under the heading “Class A Collateral” which (a) have the required rating as set forth on Schedule 1.1, (b) are capable of being marked to market on a daily basis, (c) are held in the Collateral Account and (d) are denominated in Dollars or Pounds.

“Class A Collateralization” means 100% of the Letter of Credit Obligations are secured by only Class A Collateral.

“Class B Collateral” means the types of securities shown on Schedule 1.1 under the heading “Class B Collateral” which (a) have the required rating as set forth on Schedule 1.1, (b) are capable of being marked to market on a daily basis, (c) are held in the Collateral Account and (d) are denominated in Dollars or Pounds.

“Class B Collateralization” means 100% of the Letter of Credit Obligations are secured by Class B Collateral or a combination of Class A Collateral and Class B Collateral.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by the Borrower in or upon which a Lien now or hereafter exists in favor of the Collateral Agent on behalf of the Secured Parties, under the Collateral Documents, or in which the Collateral Documents purport to create a Lien in favor of the Collateral Agent on behalf of the Secured Parties.

“Collateral Account” means the “Account”, as defined in the Security Agreement.

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“Collateral Agent” means Citibank Europe plc, located at Insurance Letter of Credit Department, 2nd Floor, North Wall Quay, Dublin 1, Republic of Ireland, as Collateral Agent for the Secured Parties, together with any replacement Collateral Agent arising under Section 11.

“Collateral Documents” means the Security Agreement, and any other agreement pursuant to which the Borrower grants Collateral to the Collateral Agent for the benefit of the Secured Parties.

“Collateral Excess” is defined in Section 4.2.

“Collateral Shortfall” is defined in Section 4.2.

“Collateral Value” means, on any date, an amount equal to the sum of the Adjusted Fair Market Value of all Eligible Collateral in the Collateral Account.

“Compliance Certificate” means a certificate in the form of Exhibit B.

“Control” (including correlative meanings) means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Control Agreement” means an agreement among the Borrower, the Collateral Agent and a depositary bank or securities intermediary at which the Borrower maintains the Collateral Account, in each case in form and substance satisfactory to the Collateral Agent.

“Conversion Rate” means, on any date, the spot rate of exchange between Dollars and Pounds as determined by the Letter of Credit Agent on the Reuters WRLD Page as of the time of determination on such date. In the event that such rate does not appear on any Reuters WRLD Page, the exchange rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Letter of Credit Agent and the Borrower, or, in the absence of such an agreement, such exchange rate shall instead be the arithmetic average of the spot rates of exchange of the Letter of Credit Agent in London at or about such time between Dollars and Pounds for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Letter of Credit Agent may use any reasonable method it deems appropriate to determine such rate and such determination shall be presumed correct absent manifest error.

“Corporate Member” means ReinassanceRe Corporate Capital (UK) Limited, which entity is a corporate name with limited liability at Lloyd’s of London and a wholly-owned subsidiary of the Borrower.

“Credit Documents” means this Agreement, the Letter of Credit Applications, the Fee Letter and the Collateral Documents.

“CRD IV” means Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

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“CRR” means Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms.

“Custodian” means The Bank of New York Mellon or any successor thereto in its capacity as custodian of the Collateral Account.

“Debt” means, with respect to the Borrower, at any date, without duplication, (a) all obligations of the Borrower for borrowed money or in respect of loans or advances (including any such obligation issued by the Borrower that qualifies as any note, bond or other Debt instrument or any swap or other similar agreement which has a catastrophe, weather or other risk feature linked to payments thereunder (“Catastrophe Bonds”) net of any escrow established (whether directly or to secure any letter of credit issued to back such Catastrophe Bond) in connection with such Catastrophe Bonds); (b) all obligations of the Borrower evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations in respect of letters of credit which have been drawn but not reimbursed by the Person for whose account such letter of credit was issued, and bankers’ acceptances issued for the account of the Borrower; (d) all obligations in respect of capitalized leases of the Borrower; and (e) the termination value in respect of hedging agreements of the Borrower.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions.

“Default” means any event that, if it continues uncured, will, with lapse of time or the giving of notice or both, constitute an Event of Default.

“Default Rate” means as of any day (a) with respect to Letter of Credit Fees payable under Section 3.1, an amount equal to the Applicable Letter of Credit Fee Rate plus 2% and (b) with respect to Reimbursement Obligations and all past due Fees and Obligations, an amount equal to the Eurodollar Rate plus 2%.

“Defaulting Lender” means any Lender that (i) has not funded such Lender’s Applicable Percentage of the amount of any draw under a Letter of Credit within three Business Days after the date due therefor in accordance with Section 2.3(b), (ii) has notified the Borrower or the Letter of Credit Agent that it does not intend to comply with its obligations under Section 2.3(b) or (iii) is the subject of a bankruptcy, insolvency or similar receivership proceeding; provided that, for the avoidance of doubt, a Lender shall not be a Defaulting Lender solely by virtue of (i) the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or (ii) in the case of a solvent Lender, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Government Authority under or based on the law of the country where such Lender is subject to home jurisdiction supervision if Applicable Law requires that such appointment not be publicly disclosed, in any such case where such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

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“Documentation Agent” means Bank of Montreal, located at 115 S. LaSalle, 18th Floor West, Chicago, IL 60603 as Documentation Agent for the Lenders, together with any replacement Documentation Agent arising under Section 11.

“Dollar” and the symbol “$” mean lawful money of the United States.

“Drawing Request” – see Section 2.3(a).

“Effective Date” – see Section 9.1.

“Eligible Assignee” means (a) so long as any Letter of Credit is outstanding, a Lloyd’s Approved Bank that is consented to by the Borrower (such approval not to be unreasonably withheld); provided that (i) consent of the Borrower shall not be required if a Default shall have occurred and be continuing or if the assignment is to another Lender or to an Affiliate of a Lender and (ii) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Lender proposing such assignment within five Business Days after having received notice thereof; and (b) after an Event of Default and expiration or termination of all Letters of Credit, any other Person approved by the Letter of Credit Agent.

“Eligible Collateral” means Class A Collateral or Class B Collateral.

“Eurodollar Rate” means the ICE Benchmark Administration Limited rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Letter of Credit Agent which has been nominated by the ICE Benchmark Administration Limited as an authorized information vendor for the purpose of displaying such rates) at approximately 11:00 a.m., London time, two Business Days prior to the date of determination, as the rate for Dollar deposits of $5,000,000 for a one-month interest period. In the event such screen rate is not available, the Letter of Credit Agent shall determine such rate in good faith. In no event will the Eurodollar Rate be less than zero.

“Event of Default” means any event described in Section 10.1.

“Excess Catastrophe Losses” means that part of any losses recognized by one or more of the Borrower and its Subsidiaries under the terms of any catastrophe bonds, reinsurance agreements or other similar arrangements during any fiscal quarter that are in excess of $150,000,000.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes (in each case imposed or measured by overall gross receipts), in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes,

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(b) in the case of a Lender, withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Letter of Credit Obligation pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Letter of Credit Obligation or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.4, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.4(g) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” means the Insurance Letter of Credit-Master Agreement dated April 29, 2009, as amended prior to the Effective Date between the Borrower and the Existing Issuer.

“Existing Issuer” means Citibank Europe plc.

“Existing Letters of Credit” means the letters of credit issued and outstanding under the Existing Credit Agreement immediately prior to the Effective Date.

“Existing Loan Documents” means the Existing Credit Agreement, the Second Amended and Restated Pledge Agreement dated as of November 24, 2014 between the Borrower and the Existing Issuer and the Second Amended and Restated Control Agreement dated November 24, 2014 among the Borrower, the Existing Issuer and the Custodian.

“Existing Agreement Termination Date” means the date that the Existing Issuer advises that it has received confirmation from Lloyd’s regarding the return of the Existing Letters of Credit.

“Expiry Notice” means written notice from the Letter of Credit Agent to the beneficiary of any Letter of Credit stating that such Letter of Credit shall expire four years from the date of such notice.

“Fair Market Value” for any Eligible Collateral means, as of any date, the value determined by the Custodian in accordance with, and set forth in, the information provided pursuant to the Control Agreement.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future U.S. Treasury regulations or official IRS interpretation thereof, any agreement entered into pursuant to Section 1471(b)(1) of the IRC and any intergovernmental agreement entered into in connection with the implementation of such Sections and any U.S. or non-U.S. fiscal or regulatory legislation or rules adopted pursuant to any such intergovernmental agreement.

“Fees” means the Letter of Credit Fee and each other fee payable under the Fee Letter.

“Fee Letter” means the fee letter dated November 23, 2015 among the Borrower and the Lenders.

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“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Full Collateralization Event” means the earliest to occur of (a) a Change in Control, (b) a Non-Payment of Debt Event, (c) a Required Net Worth Event, (d) a Default pursuant to Sections 10.1(f) or 10.1(g), (e) any Event of Default or (f) December 31, 2016.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Body” means the board of directors, board of managers, board of representatives, board of advisers or similar governing or advisory body of the Borrower.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state, regional or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“IRC” means the Internal Revenue Code of 1986.

“IRS” means the United States Internal Revenue Service.

“Lender” means (a) each Person identified as a “Lender” on the signature pages hereof, (b) each Person that becomes a party hereto pursuant to an Assignment Agreement and (c) the respective successors and assigns of the foregoing.

“Letter of Credit” means a standby letter of credit issued pursuant to Section 2.1.

“Letter of Credit Agent” means ING Bank N.V., London Branch located at 60 London Wall, London EC2M 5TQ, as Letter of Credit Agent for the Lenders, together with any replacement Letter of Credit Agent arising under Section 11.

“Letter of Credit Application” means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form customarily used by the Letter of Credit Agent at the time of such request for the type of letter of credit requested.

“Letter of Credit Fee” means the fees calculated and payable pursuant to Section 3.1.

“Letter of Credit Obligations” means, at the time of determination thereof, the sum of (a) the Reimbursement Obligations then outstanding and (b) the Outstanding Credits.

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“Lien” means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person that secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance (of any kind whether or not monetary in nature), charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise (including the interest of a lessor under a capital lease but excluding the interest of a lessor under an operating lease).

“Lloyd’s” means The Society and Council of Lloyd’s.

“Lloyd’s Approved Bank” means any bank approved by Lloyd’s to provide Funds at Lloyd’s letters of credit.

“Managing Agent” means RenaissanceRe Syndicate Management Ltd., a company organized under the laws of England and Wales.

“Margin Stock” means any “margin stock” as defined in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the assets, business, financial condition or operations of the Borrower; provided, however, that so long as no Default under Section 10.1(g) or (h) shall have occurred and be continuing, the occurrence of losses that give rise to or result in Excess Catastrophe Losses shall not be deemed to have a Material Adverse Effect, (b) the rights and remedies of any Secured Party under any applicable Credit Document, (c) the enforceability of the applicable Credit Documents or the Lien of the applicable Collateral Documents or (d) the ability of the Borrower to perform in any material respect its obligations under the Credit Documents (including, in each case and without limitation, as may result from any non-monetary judgment or order for which a stay of enforcement, by reason of a pending appeal or otherwise, shall not be in effect for any period of 30 consecutive days).

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Net Worth” means the consolidated shareholders’ equity of the Borrower and its Subsidiaries calculated in accordance with GAAP.

“Non-Conforming Collateral” – see Section 4.2(b).

“Non-Payment of Debt Event” means (i) default in the payment when due and continuance of such default after any applicable grace period (whether or not such Debt is accelerated) of any Debt (other than Debt incurred under this Agreement) of, or guaranteed by, the Borrower if the aggregate amount of Debt (or, in the case of any letter of credit facility, the issued letters of credit) of the Borrower which is due and payable or which is or may be accelerated, by reason of such default or defaults is $75,000,000 or more, or (ii) default in the performance or observance of any obligation or condition and continuance of such default after any applicable grace period with respect to any such other Debt (or any letter of credit facility) of, or guaranteed by, the Borrower if the effect of such default or defaults is to accelerate or permit the acceleration of the maturity of any such Debt (or, in the case of any letter of credit facility, the issued letters of credit) of $75,000,000 or more in the aggregate prior to its expressed maturity.

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“Obligations” means the Letter of Credit Obligations and all other liabilities (if any), whether actual or contingent, of the Borrower with respect to Letters of Credit, all accrued and unpaid Fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Agent or any indemnified party hereunder arising under any of the Credit Documents, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the U.S. Treasury Department Office of Foreign Assets Control.

“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s articles or certificate of incorporation, operating agreement or equivalent formation documents, such Person’s bylaws, regulations or equivalent governing documents and any similar organizational documents of such Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Letter of Credit or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, registration, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document.

“Outstanding Credits” means, as of any date, the aggregate then undrawn face amount of the then outstanding Letters of Credit.

“Partial Collateralization” means at least 60% but less than 100% of the Letter of Credit Obligations are secured by Class A Collateral.

“Participant” – see Section 12.6(b).

“Participant Register” – see Section 12.6(b).

“Participation Fee” has the meaning assigned in the Fee Letter.

“Patriot Act” – see Section 12.14.

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“Permitted Liens” means:

(a) Liens imposed by law for Taxes not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(b) liens in favor of and set-off rights of the Custodian under the Control Agreement; and

(c) prior to the Existing Agreement Termination Date, the liens pursuant to the Existing Loan Documents.

“Permitted Uses” – see the Recitals.

“Person” means any natural person, corporation, partnership, trust, limited liability company, association, Governmental Authority or other entity, whether acting in an individual, fiduciary or other capacity.

“Pounds” and the sign “£” mean lawful money of the United Kingdom.

“Rate Change Date” means the third Business Day after the date on which the Letter of Credit Agent notifies the Borrower that the Eligible Collateral in the Collateral Account does not meet the requirements for the then Applicable Letter of Credit Fee Rate unless prior to such third Business Day the Eligible Collateral in the Collateral Account meets the requirement for such Applicable Letter of Credit Fee Rate.

“Recipient” means (a) the Letter of Credit Agent or (b) any Lender, as applicable.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Reimbursement Date” – see Section 2.3(a).

“Reimbursement Obligations” means, at any time, the aggregate (without duplication) of the obligations of the Borrower to the Lenders and/or the Letter of Credit Agent in respect of all unreimbursed payments or disbursements made by the Lenders and/or the Letter of Credit Agent under or in respect of draws made under the Letters of Credit.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.

“Required Collateral Amount” means (i) after the occurrence of a Full Collateralization Event, Eligible Collateral with a Fair Market Value greater than or equal to 100% of the Letter of

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Credit Obligations, and (ii) at any other time, at the election of the Borrower, (x) Eligible Collateral with a Fair Market Value greater than or equal to 100% of the Letter of Credit Obligations or (y) Class A Collateral with a Fair Market Value greater than or equal to 60% but less than 100% of the Letter of Credit Obligations.

“Required Lenders” means Lenders having an aggregate Applicable Percentage of more than 50%; provided that any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Net Worth” means the Net Worth of the Borrower in an amount not less than (a) as of the Effective Date, $1,170,000,000, and (b) commencing with the fiscal year ended December 31, 2015, on each date that financial statements of the Borrower are delivered pursuant to Section 8.1(a) and effective as of the date of such financial statements, the Required Net Worth will be recalculated to be the greater of (x) the Required Net Worth in effect immediately prior to such fiscal year end and (y) 65% of the Net Worth as of such fiscal year end, with such recalculated Required Net Worth taking effect as of such fiscal year end.

“Required Net Worth Event” means, as of any date, the Net Worth of the Borrower is less than the Required Net Worth.

“Responsible Officer” means, as to any Person, the chief executive officer, the president, the chief operating officer, the chief financial officer, the director of finance, the corporate controller, the treasurer, or any senior vice president of such Person.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanctions” means sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury.

“Secured Parties” means the Lenders and the Agents.

“Security Agreement” means a security agreement substantially in the form of Exhibit C.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares or other ownership interests as have more than 50% of the equity interests having ordinary voting power with respect to the Governing Body of such Person for the election of directors, other managers, or any similar Governing Body of such entity. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of the Borrower.

“Supported Syndicate” means Lloyd’s Syndicate 1458 underwriting insurance business at Lloyd’s through the Managing Agent.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto, and references to “Tax” shall be construed accordingly.

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“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as amended and in effect from time to time in the State of New York.

“United States” and “U.S.” each means the United States of America.

“Unreimbursed Amount” —see Section 2.3(b).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the IRC.

“U.S. Tax Compliance Certificate” – see Section 5.4(g).

“VAT” means (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Withholding Agent” means the Borrower and the Letter of Credit Agent.

1.2 Other Interpretive Provisions. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

This Agreement and the other Credit Documents are the result of negotiations among and have been reviewed by counsel to the Agents, the Borrower, the Lenders and the other parties thereto and are the products of all parties. Accordingly, they shall not be construed against the Agents or the Lenders merely because of the Agents’ or the Lenders’ involvement in their preparation.

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1.3 Accounting Terms and Determinations; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Letter of Credit Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Letter of Credit Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

1.4 Time of Day. Unless otherwise specified, all references herein to time of day shall be references to London, England time (daylight or standard, as applicable).

SECTION 2 LETTER OF CREDIT FACILITY.

2.1 Letter of Credit Procedures.

(a) Each Lender severally agrees, upon the terms and conditions set forth in this Agreement, to issue on the Effective Date or within two Business Days thereafter, at the request and for the account of the Borrower, such Lender’s Applicable Percentage of, (i) a Letter of Credit denominated in Dollars with a stated amount of $360,000,000 and (ii) a Letter of Credit denominated in Pounds with a stated amount of £85,000,000 to support the obligations of the Corporate Member with respect to the Supported Syndicate.

(b) The Letter of Credit Agent shall not issue a Letter of Credit except with Lloyd’s as the beneficiary thereof. Once an Expiry Notice has been issued, the Letter of Credit Agent shall not amend the date set forth in such Expiry Notice except with the consent of all of the Lenders.

(c) The Letter of Credit Agent (i) shall issue an Expiry Notice no later than December 31, 2015 for the outstanding Letters of Credit and (ii) may, and upon the request of the Required Lenders shall, issue an Expiry Notice when a Default has occurred and is continuing; provided, however, that upon the occurrence of a Default pursuant to Section 10.1(f) or 10.1(g), the Letter of Credit Agent shall immediately issue an Expiry Notice.

(d) Each Lender’s obligation to pay its Applicable Percentage of all draws under the Letters of Credit, absent gross negligence or willful misconduct by the Letter of Credit Agent in honoring any such draw, shall be absolute, unconditional and irrevocable and in each case shall be made without counterclaim or set-off by such Lender.

2.2 Conversion Principles. Determination of the Dollar amount of any Letter of Credit, Fee or Obligation denominated in Pounds will be converted to Dollars and such determination shall be made by the Letter of Credit Agent based upon the Conversion Rate as of such date of determination.

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2.3 Reimbursement Obligations. (a) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit (a “Drawing Request”), the Letter of Credit Agent shall notify the Lenders and the Borrower of the receipt of such Drawing Request and not later than 10:00 a.m. (London time) on the date which is three Business Days after the date notice of such Drawing Request is given to the Borrower (such date, the “Reimbursement Date”), the Borrower shall provide the Letter of Credit Agent the amount of the Drawing Request in the currency in which the applicable Letter of Credit was issued. Any notice given by the Letter of Credit Agent pursuant to this Section 2.3(a) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(b) (i) With respect to any Drawing Request, if funds are not received by the Letter of Credit Agent from the Borrower prior to 11:00 a.m. (London time) on the Reimbursement Date in the amount and currency of such Drawing Request, the Letter of Credit Agent shall promptly notify each Lender of such Drawing Request, the amount of the unreimbursed drawing (the “Unreimbursed Amount”) and such Lender’s Applicable Percentage of such Unreimbursed Amount. Each Lender shall make funds available in the applicable currency to the Letter of Credit Agent in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. (London time) on the Business Day specified in such notice by the Letter of Credit Agent (the “Letter of Credit Advance Date”). To the extent that funds are received by the Letter of Credit Agent from the Lenders prior to 2:00 p.m. (London time) on the Letter of Credit Advance Date, the Letter of Credit Agent shall promptly make such funds available to the beneficiary of such Letter of Credit on such date. To the extent that the Letter of Credit Agent has not delivered funds to any beneficiary of a Letter of Credit on behalf of a Lender on the Letter of Credit Advance Date, if funds are received by the Letter of Credit Agent from such Lender: (i) after 2:00 p.m. (London time) on the Letter of Credit Advance Date, the Letter of Credit Agent shall make such funds available to such beneficiary on the next Business Day; (ii) prior to 2:00 p.m. (London time) on any Business Day after the Letter of Credit Advance Date, the Letter of Credit Agent shall make those funds available to such beneficiary on such Business Day; and (iii) after 2:00 p.m. (London time) on any Business Day after the Letter of Credit Advance Date, the Letter of Credit Agent shall make those funds available to such beneficiary on the next Business Day following such Business Day.

(ii) Notwithstanding any provisions to the contrary in any Letter of Credit Application, the Borrower agrees to pay the amount of any Drawing Request under a Letter of Credit to the Letter of Credit Agent for the benefit of the Lenders no later than the time specified in this Agreement.

(iii) With respect to any Unreimbursed Amount, the Borrower shall have a Reimbursement Obligation in the amount of the Unreimbursed Amount from the Lenders to the extent that they have provided funds with respect to such Letter of Credit pursuant to Section 2.3(b)(i). Reimbursement Obligations shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. Any payment by the Borrower in respect of such Reimbursement Obligation shall be made to the Letter of Credit Agent and upon receipt applied by the Letter of Credit Agent in accordance with Section 2.3(c). Such interest shall be calculated with respect to actual days elapsed on the basis of a 360-day year.

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(c) At any time after the Letter of Credit Agent has made a payment under any Letter of Credit and has received from any Lender such Lender’s Applicable Percentage of the Drawing Request under the applicable Letter of Credit in respect of such payment in accordance with Section 2.3(b), if the Letter of Credit Agent receives any payment in respect of the related Reimbursement Obligation or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Collateral applied thereto by the Collateral Agent), the Letter of Credit Agent will distribute to such Lender its Applicable Percentage thereof in the same currency as those received by the Letter of Credit Agent.

(d) If any payment received by the Letter of Credit Agent pursuant to Section 2.3(b) (including any payment under Section 5.3) and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Letter of Credit Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any insolvency proceeding or otherwise, then (x) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (y) each Lender shall pay to the Letter of Credit Agent its Applicable Percentage thereof on demand of the Letter of Credit Agent plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Eurodollar Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

2.4 Procedure for Issuance. (a) Prior to the issuance of a Letter of Credit and as a condition of such issuance, the Borrower shall deliver to the Letter of Credit Agent a Letter of Credit Application signed by the Borrower, together with such other documents or items as may be required pursuant to the terms thereof, and the proposed form and content of such Letter of Credit shall be reasonably satisfactory to the Letter of Credit Agent. The documents so delivered shall be in compliance with the requirements set forth in Section 2.1(b), and shall specify therein (i) the stated amount of the Letter of Credit requested, (ii) the effective date of issuance of such requested Letter of Credit, (iii) whether the Letter of Credit is to be denominated in Dollars or Pounds and (iv) the aggregate amount of Letter of Credit Obligations which are outstanding and which will be outstanding after giving effect to the requested Letter of Credit issuance. The delivery of the foregoing documents and information shall constitute a “Letter of Credit Application” for purposes of this Agreement. Subject to the terms and conditions of Section 2.1 and provided that the applicable conditions set forth in Section 9.1 hereof have been satisfied, the Letter of Credit Agent (on behalf of the Lenders) shall within the timeframe set forth in Section 2.1, issue a Letter of Credit on behalf of the Borrower in accordance with the Letter of Credit Agent’s usual and customary business practices. The Letter of Credit Agent shall give the Lenders prompt written notice of the issuance of any Letter of Credit.

(b) The Letter of Credit Agent is hereby authorized to execute and deliver each Letter of Credit and each amendment to a Letter of Credit on behalf of each Lender. The Letter of Credit Agent shall use the Applicable Percentage of each Lender under each Letter of Credit as its “Commitment”. The Letter of Credit Agent shall not amend any Letter of Credit to change the “Commitment” of a Lender or add or delete a Lender liable thereunder unless such amendment is done in connection with an assignment in accordance with Section 12.6. Each

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Lender hereby irrevocably constitutes and appoints the Letter of Credit Agent its true and lawful attorney-in-fact for and on behalf of such Lender with full power of substitution and revocation in its own name or in the name of the Letter of Credit Agent to issue, execute and deliver, as the case may be, each Letter of Credit and each amendment to a Letter of Credit and to carry out the purposes of this Agreement with respect to Letters of Credit. Upon request, each Lender shall execute such powers of attorney or other documents as any beneficiary of any Letter of Credit may reasonably request to evidence the authority of the Letter of Credit Agent to execute and deliver such Letter of Credit and any amendment or other modification thereto on behalf of the Lenders.

(c) The Letter of Credit Agent shall act on behalf of the Lenders with respect to any Letters of Credit and the documents associated therewith in accordance with Section 11.

2.5 Nature of the Letter of Credit Agent’s and Lenders’ Obligations. (a) Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Letter of Credit Agent shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. Neither the Letter of Credit Agent nor any of its respective Affiliates shall be liable for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application.

(b) As between the Borrower and the Lenders and the Letter of Credit Agent, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the beneficiary of the Letters of Credit; provided, however, that the Borrower may have a claim against the Letter of Credit Agent and the Letter of Credit Agent may be liable to the Borrower, to the extent, but only to the extent, of any direct (as opposed to consequential or exemplary) damages suffered by the Borrower that the Borrower proves were caused by the willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit. In furtherance and not in limitation of the foregoing, neither the Letter of Credit Agent nor the Lenders shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (iii) the failure of the beneficiary of a Letter of Credit to comply fully with conditions required to be satisfied by any Person other than the Letter of Credit Agent in order to draw upon such Letter of Credit, (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, (v) errors in the interpretation of technical terms or (vi) the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit.

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(c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Letter of Credit Agent under or in connection with the Letters of Credit or any related certificates, if taken or omitted in good faith, shall not put the Letter of Credit Agent or any Lender under any resulting liability to the Borrower or relieve the Borrower of any of its obligations hereunder to the Lenders or any such Person.

(d) The Borrower agrees to pay to the Letter of Credit Agent for the benefit of the Lenders the amount of all Reimbursement Obligations owing in respect of any Letter of Credit immediately when due, under all circumstances, including, without limitation, any of the following circumstances: (w) any lack of validity or enforceability of this Agreement or any of the other Credit Documents, (x) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Lender or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any Letter of Credit), (y) the validity, sufficiency or genuineness of any document which the Letter of Credit Agent has determined in good faith complies on its face with the terms of the applicable Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect or (z) the surrender or impairment of any security for the performance or observance of any of the terms hereof.

(e) Illegality. If it becomes unlawful in any applicable jurisdiction for any Lender to perform any of its obligations as contemplated by this Agreement or to maintain or to allow to remain outstanding any Letter of Credit:

(i) such Lender shall notify the Borrower and the Letter of Credit Agent and shall not thereafter be obliged to issue any Letter of Credit; and

(ii) if such Lender so requires, the Borrower shall on such date as such Lender specifies to the Borrower and the Letter of Credit Agent which, if allowed by law, is on no less than 15 Business Days’ notice, ensure that the Letter of Credit Obligations of such Lender under or in respect of each outstanding Letter of Credit are reduced to zero or repaid in full.

(f) Letter of Credit Documents. If there is any inconsistency between this Agreement and any Letter of Credit Application, reimbursement agreement or other Letter of Credit-related document, the provisions of this Agreement shall control.

SECTION 3 FEES.

3.1 Letter of Credit Fees. (a) The Borrower agrees to pay to the Letter of Credit Agent for the account of each Lender in accordance with, subject to Section 3.4, its Applicable Percentage in Dollars a Letter of Credit Fee with respect to each Letter of Credit from and including the Existing Agreement Termination Date until the date such Letter of Credit is fully

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drawn by the beneficiary, canceled or expired, in an amount equal to the Applicable Letter of Credit Fee Rate on the aggregate amount from time to time available to be drawn on such Letter of Credit, calculated with respect to actual days elapsed on the basis of a 360-day year and payable quarterly in arrears on the last day of each fiscal quarter of the Borrower and upon the expiration, cancellation or utilization in full of such Letter of Credit. During the continuance of an Event of Default, the Required Lenders may, at their option, by notice to the Borrower, declare that the Applicable Letter of Credit Fee Rate shall accrue at the Default Rate; provided, that during the continuance of an Event of Default under Section 10.1(a), (b), (d), (f) or (g), the Applicable Letter of Credit Fee Rate shall accrue at the Default Rate without any election or action on the part of any Agent or any Lender.

(b) The Borrower may elect which Applicable Letter of Credit Fee Rate applies by providing a notice of election to the Agents not less than 30 days prior to the last day of a fiscal quarter. Once elected, an Applicable Letter of Credit Fee Rate shall remain in effect until the earlier of (i) the first day of a fiscal quarter as to which (x) the Borrower has provided a new notice of election not less than 30 days prior to the first day of such fiscal quarter and (y) the Collateral Agent has confirmed to the Lenders that the Collateral requirements applicable to such requested Applicable Letter of Credit Fee Rate have been satisfied as of the last Business Day of the preceding fiscal quarter and (ii) a Rate Change Date. The initial Applicable Letter of Credit Fee Rate shall be the rate set forth in paragraph (c) of the definition of “Applicable Letter of Credit Fee Rate”.

(c) In addition, the Borrower agrees to pay to the Letter of Credit Agent, for its own account, such fees and expenses with respect to each Letter of Credit issued for the account of the Borrower, as the Letter of Credit Agent customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations.

(d) The Borrower agrees to pay to the Existing Issuer the fees referred to paragraph 3 of the Fee Letter in the amount and at the time set forth in the Fee Letter.

3.2 Annual Agent Fees. The Borrower agrees to pay the annual fee set forth in the Fee Letter as follows: (i) the annual fee due in connection with the closing will be paid to each Lender and (ii) thereafter, to the Letter of Credit Agent, for the account of the Lenders. Fees not paid when due shall accrue interest at the Default Rate until paid.

3.3 Upfront Fees. The Borrower agrees to pay to each Lender, the Participation Fee in the amount and at the time set forth in the Fee Letter.

3.4 Defaulting Lender. If at any time a Lender is a Defaulting Lender, then, to the extent permitted by Applicable Law (and notwithstanding any other provision of this Agreement), (i) any payment of Reimbursement Obligations with respect to Letters of Credit (including through sharing of payments pursuant to Section 10.3, but excluding any payment pursuant to Section 2.3(b)) shall, if the Borrower so directs at the time of making such payment, be applied first to amounts owed to Lenders other than such Defaulting Lender, as if the amount owed to such Defaulting Lender hereunder in respect of Reimbursement Obligations were zero, and then to amounts owed to such Defaulting Lender; and (ii) such Defaulting Lender’s Applicable Percentage shall be deemed to be zero for purposes of calculating Letter of Credit

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Fees pursuant to Section 3.1 in respect of each day on which such Lender is a Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Letter of Credit Fees for any such day. Any payment made pursuant to this Section shall be taken into account for purposes of calculating the Letter of Credit Fee. The provisions of this Section 3.4 do not limit, but are in addition to, any other claim or right that the Borrower, the Letter of Credit Agent or any other Lender may have against a Defaulting Lender.

SECTION 4 COLLATERAL

4.1 Currency Matching.

(a) Notwithstanding any other provisions of this Agreement, the Borrower shall provide Eligible Collateral for each Letter of Credit in the currency in which such Letter of Credit is issued; provided that for the period specified in Section 4.2(a), the Collateral in the Collateral Account as of the Effective Date shall be deemed to meet such requirement.

4.2 Collateral Account.

(a) The Borrower shall at all times maintain Eligible Collateral in the Collateral Account having a Collateral Value of not less than the applicable Required Collateral Amount; provided that for a period of seven Business Days after the Effective Date, the Collateral in the Collateral Account as of the Effective Date shall be deemed to meet the requirements of the Required Collateral Amount. If at any time the Required Collateral Amount for any Letter of Credit shall exceed (the amount of such excess, the “Collateral Shortfall”) the Collateral Value for such Letter of Credit, the Collateral Agent shall notify the Letter of Credit Agent, the Lenders and the Borrower, by telephone or in writing, of such Collateral Shortfall and it shall be an Event of Default unless within three Business Days (or in connection with a Full Collateralization Event, the period set forth in Section 4.2(c)) of the Borrower’s receipt of such notice, no Collateral Shortfall exists as a result of (i) a change in the Collateral Value due to market fluctuations and/or (ii) a deposit by the Borrower of additional Eligible Collateral in the Collateral Account.

(b) The Borrower shall at all times maintain Eligible Collateral of the requisite type required in connection with the then Applicable Letter of Credit Fee Rate. If at any time after the seven Business Day period referred to in Section 4.2(a) any of the Eligible Collateral shall not meet the requisite type (such non-conforming Eligible Collateral, the “Non-Conforming Collateral”), the Collateral Agent shall notify the Letter of Credit Agent, the Lenders and the Borrower, by telephone or in writing, of such Non-Conforming Collateral and it shall be an Event of Default unless within three Business Days of the Borrower’s receipt of such notice, there is no Non-Conforming Collateral as a result of (i) a change in the Eligible Collateral Value due to market fluctuations and/or (ii) a deposit by the Borrower of additional Eligible Collateral of the requisite type in the Collateral Account.

(c) If the Borrower has elected Partial Collateralization, the Borrower shall, within five Business Days of the occurrence of a Full Collateralization Event, deposit sufficient Eligible Collateral in the Collateral Account to provide Eligible Collateral having a Collateral Value equal to or greater than 100% of the Letter of Credit Obligations and failure to do so shall constitute an Event of Default.

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(d) So long as no Default has occurred and is continuing, if at any time the Obligations become due and payable hereunder, the Borrower may request that funds in the Collateral Account be applied to the amount that is due and payable, including with respect to any Reimbursement Obligations, and the Collateral Agent shall consent to such release if, in each case, after giving effect to such application the Borrower is in compliance with Section 8.6; provided, however, the Collateral Agent shall have the right, upon five days’ prior notice to the Borrower, to apply all or any part of the Eligible Collateral held in the Collateral Account for the amount which is due and payable unless the Borrower shall object in writing and otherwise pay the amount due and payable within such five-day period. Upon the occurrence and continuation of an Event of Default, the Collateral Agent may apply (without prior notice to the Borrower) all or any part of the Eligible Collateral held in the Collateral Account pursuant to and in accordance with Section 10.3.

(e) So long as no Default or Event of Default has occurred and is continuing, at any time the Collateral Value exceeds (the amount of such excess, the “Collateral Excess”) the Required Collateral Amount, the Borrower can request the release of such Collateral Excess and the Collateral Agent shall consent to the release of Collateral from the Collateral Account; provided, however, upon the occurrence and continuation of a Default or Event of Default, the Collateral Agent shall have no obligation to release or consent to any such release and shall have sole control over any such Collateral Excess, including the application of such amount pursuant to and in accordance with Section 10.3.

SECTION 5 MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

5.1 Making of Payments. All payments of Reimbursement Obligations and interest thereon and of all fees, shall be made by the Borrower in immediately available funds, without setoff, defense, recoupment or counterclaim, at the office specified by (i) with respect to the Participation Fee, each Lender and (ii) with respect to all other Fees, Reimbursement Obligations and interest thereon, the Letter of Credit Agent, in each case not later than 2:00 p.m. on the date due (or such later time as such Lender or the Letter of Credit Agent, as applicable may agree); and funds received after such time shall be deemed to have been received by a Lender or the Letter of Credit Agent on the next following Business Day. Subject to Section 3.4, the Letter of Credit Agent shall promptly remit to each applicable Lender its share of all such payments received in collected funds by the Letter of Credit Agent for the account of such Lender. All payments under Section 6.1 shall be made by the Borrower directly to the Lender entitled thereto.

5.2 Due Date Extension. If any payment of principal or interest with respect to any Reimbursement Obligation or any Fee falls due on a day that is not a Business Day, then such due date shall be extended to the immediately following Business Day and, in the case of Reimbursement Obligations, additional interest shall accrue and be payable for the period of any such extension.

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5.3 Setoff; Ratable Payments. (a) The Borrower agrees that the Letter of Credit Agent and each Lender have all rights of setoff and bankers’ lien provided by Applicable Law, and in addition thereto, the Borrower agrees that at any time any Event of Default exists, the Letter of Credit Agent and each Lender may apply to the payment of any Obligations of the Borrower hereunder, whether or not then due, any balances, credits, deposits, accounts or moneys of the Borrower then or thereafter with the Letter of Credit Agent or such Lender.

(b) If any Lender, whether by setoff or otherwise, has payment made to it with respect to its Reimbursement Obligations (other than payments received pursuant to Sections 5.4 and 6.1) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase Reimbursement Obligations or participation interests in Letters of Credit held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of all Letter of Credit Obligations. If any Lender, whether in connection with setoff or amounts that might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Applicable Percentages. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

5.4 Taxes.

(a) Defined Terms. For purposes of this Section 5.4, the term “Lender” includes any Agent and the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. As of the date hereof, amounts paid by the Borrower hereunder are not subject to any withholding for any Taxes.

(c) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Recipient, timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Borrower hereby indemnifies each Recipient, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a

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payment to such Recipient and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Promptly upon having knowledge that any such Indemnified Taxes have been levied, imposed or assessed, and promptly upon notice by any Agent or any Lender, the Borrower shall pay such Indemnified Taxes directly to the relevant taxing authority or Governmental Authority; provided that neither any Agent nor any Lender shall be under any obligation to provide any such notice to the Borrower. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agents), or by an Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The Borrower hereby indemnifies each Agent, and shall make payment in respect thereof within ten days after demand therefor, for any amount that a Lender for any reason fails to pay indefeasibly to such Agent as required by Section 5.4(e). Each Lender shall indemnify the Borrower, and shall make payment in respect thereof, within ten days after demand therefor, for any amount that the Borrower is required to pay to an Agent pursuant to the immediately preceding sentence.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the applicable Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified such Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.6(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by an Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by an Agent shall be conclusive absent manifest error. Each Lender hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by such Agent to the Lender from any other source against any amount due to such Agent under this clause (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 5.4, the Borrower shall deliver to the applicable Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the applicable Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and each Agent, at the time or times reasonably requested by the Borrower or any Agent, such properly completed and executed documentation reasonably requested by the Borrower or any Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or an Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or an Agent as will enable the Borrower or such Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two

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sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 5.4 (g)(ii)(A) and (ii)(B) and 5.4(h) below) shall not be required if, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

A. any Lender that is a U.S. Person shall deliver to the Borrower and each Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or any Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

B. any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and each Agent (in such number of copies as shall be requested by the recipient), on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or any Agent), whichever of the following is applicable:

i. in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

ii. executed copies of IRS Form W-8ECI;

iii. in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the IRC, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRC (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

iv. to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W- 8ECI,

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IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9 and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner; and

C. any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and each Agent (in such number of copies as shall be requested by the recipient), on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or any Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower and each Agent to determine the withholding or deduction required to be made.

(h) Documentation Required by FATCA. If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to the Borrower and each Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or any Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by the Borrower or any Agent as may be necessary for the Borrower and such Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(i) Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall any Agent have any obligation to file for or otherwise pursue on behalf of any Recipient, or have any obligation to pay to any Recipient, any refund of Taxes withheld or deducted from funds paid for the account of such Recipient, as the case may be. If any Recipient determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.4 (including by the payment of additional amounts pursuant to this Section 5.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such Recipient, shall repay to such Recipient the amount paid over pursuant to this clause (i) (plus any penalties, interest or other charges imposed by the relevant Governmental

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Authority) in the event that such Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (i), in no event will a Recipient be required to pay any amount to an indemnifying party pursuant to this clause (i) the payment of which would place such Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (i) shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(j) VAT. (i) All amounts expressed to be payable under a Credit Document by any Party to a Lender or Agent which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (ii) below, if VAT is or becomes chargeable on any supply made by any Lender or Agent to any Party under a Credit Document and such Lender or Agent is required to account to the relevant tax authority for the VAT, that Party must pay to such Lender or Agent (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Lender or Agent must promptly provide an appropriate VAT invoice to that Party).

(ii) If VAT is or becomes chargeable on any supply made by any Lender or Agent (the “Supplier”) to any other Lender or Agent (the “Receiver”) under a Credit Document, and any Party other than the Receiver (the “Relevant Party”) is required by the terms of any Credit Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Receiver in respect of that consideration):

A. (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Receiver must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Receiver receives from the relevant tax authority which the Receiver reasonably determines relates to the VAT chargeable on that supply; and

B. (where the Receiver is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Receiver, pay to the Receiver an amount equal to the VAT chargeable on that supply but only to the extent that the Receiver reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

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C. Where a Credit Document requires any Party to reimburse or indemnify a Lender or Agent for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Lender or Agent for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender or Agent reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

D. Any reference in this clause (j) to any “Party” shall mean any party hereto and, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994 or any equivalent legislation in any applicable jurisdiction).

E. In relation to any supply made by a Lender or Agent to any Party under a Credit Document, if reasonably requested by such Lender or Agent, that Party must promptly provide such Lender or Agent with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Lender’s or Agent’s VAT reporting requirements in relation to such supply.

(k) Survival. Each party’s obligations under this Section 5.4 shall survive the resignation or replacement of any Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other obligations hereunder and under the other Credit Documents.

(l) Updates. Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 5.4 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and each Agent in writing of its legal inability to do so.

SECTION 6 INCREASED COSTS.

6.1 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Agent;

(ii) subject any Recipient to any Taxes (except to the extent such Taxes are Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” or Other Connection Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

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(iii) impose on any Lender or any Agent or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Letter of Credit Obligation or of maintaining its obligation of participating in, issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of reimbursement obligations, interest or any other amount), then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, or the Letters of Credit issued by any Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered (even if implemented prior to the absolute date such implementation is required by such Change in Law).

(c) Certificates for Reimbursement. A certificate of a Lender or other Recipient setting forth in reasonable detail the basis for such claim and a calculation of the amount or amounts necessary to compensate such Lender or other Recipient or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error; provided a Lender shall not be required to provide information and detail that such Lender is not legally allowed to disclose, is confidential, or price-sensitive in relation to listed shares or other instruments issued by that Lender or any of its Affiliates. The Borrower shall pay such Lender or other Recipient, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, or other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than three months prior to the date that such Lender, or other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or other Recipient’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof).

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6.2 Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of its Letter of Credit Obligations in any manner it sees fit and at any lending office it deems appropriate.

6.3 Designation of a Different Lending Office. If any Lender requests compensation under Section 6.1 or requires the Borrower to pay any Indemnified Tax or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.4, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Letter of Credit Obligations hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce any amount payable pursuant to Section 6.1 or 5.4, or illegality, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

6.4 Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Lender pursuant to Section 6.1 shall be conclusive absent manifest error. Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 6.1, and the provisions of such Section shall survive the termination of this Agreement.

SECTION 7 REPRESENTATIONS AND WARRANTIES. To induce the Secured Parties to enter into this Agreement and to induce the Lenders to issue the Letters of Credit hereunder, the Borrower represents and warrants to the Secured Parties that:

7.1 Organization, etc. The Borrower is duly organized or formed, validly existing and (to the extent applicable under the laws of the relevant jurisdiction) in good standing under the laws of the jurisdiction of its organization or formation, and is duly qualified or licensed to do business (and in good standing as a foreign corporation or entity, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed would have a Material Adverse Effect.

7.2 Power and Authority. The Borrower has the requisite power and authority to execute and deliver this Agreement and each other Credit Document and to perform and observe the terms and conditions stated herein and therein, and the Borrower has taken all necessary corporate or other action to authorize its execution, delivery and performance of each such Credit Document.

7.3 Valid and Binding Obligation. This Agreement constitutes, and each other Credit Document when signed and delivered by the Borrower to Documentation Agent will constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except

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as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights against the Borrower generally, by general equitable principles or by principles of good faith and fair dealing, and assuming that this Agreement and each such other Credit Document have been validly executed and delivered by each party thereto other than the Borrower.

7.4 No Violation or Breach. The Borrower’s execution, delivery and performance of each Credit Document and the payment of all sums payable by it under each such Credit Document do not and will not: (i) violate or contravene its Organizational Documents; (ii) violate or contravene any order, writ, law, treaty, rule, regulation or determination of any Governmental Authority, in each case applicable to or binding upon it or any of its property; or (iii) result in the breach of any provision of, or in the imposition of any lien or encumbrance (except for liens or encumbrances created under the Credit Documents) under, or constitute a default or event of default under, any agreement or arrangement to which it is a party or by which it or any of its property is bound.

7.5 Approvals. No authorization, approval or consent of, or notice to or filing with, any Governmental Authority is required to be made by the Borrower in connection with the execution and delivery by the Borrower of any Credit Document or the issuance by the Lenders of any Letter of Credit or other Obligations for the account of the Borrower pursuant to this Agreement and the related Letter of Credit Application, except for those which have been duly obtained, taken, given or made and are in full force and effect.

7.6 Compliance with Laws. The Borrower is in compliance with all Applicable Laws and regulations, except where the noncompliance with which would not have a Material Adverse Effect, and no Letter of Credit Application, Letter of Credit or transaction of the Borrower under any Credit Document will contravene any laws, treaties, rules or regulations of any Governmental Authority, including, without limitation, any foreign exchange control laws or regulations, U.S. foreign assets control laws or regulations or currency reporting laws and regulations, now or hereafter applicable to it, except where the noncompliance with which would not have a Material Adverse Effect

7.7 No Default Under Other Agreements. The Borrower is not in default under any agreement or obligation to which it is a party, or by which it or any of its property is bound, that would have a Material Adverse Effect.

7.8 No Arbitration Proceeding or Litigation. There is no pending or, to the knowledge of the Borrower, threatened arbitration proceeding, litigation or action against it that (i) is reasonably likely to have a Material Adverse Effect or (ii) may affect the legality, validity or enforceability of this Agreement or the other Credit Documents.

7.9 Filed All Tax Returns and Paid All Taxes. The Borrower has filed all required tax returns, and all Taxes, assessments and other governmental charges due from it have been fully paid, except for Taxes that are being contested in good faith or those which the failure to file or pay would not have a Material Adverse Effect. The Borrower has established on its books reserves adequate for the payment of all federal, state and other income tax liabilities, including those being contested in good faith.

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7.10 Financial Statements. The financial statements most recently furnished to the Lenders or the Agents by the Borrower, if any, fairly present in all material respects the financial condition of the Borrower as at the date of such financial statements and for the periods then ended in accordance with GAAP (except as disclosed therein and, in the case of interim financial statements for any fiscal quarter, subject to normal year-end adjustments and except that footnote and schedule disclosure may be abbreviated), and there has been no material adverse change in the Borrower’s business or financial condition or results of operations since the date of the Borrower’s most recent annual financial statements.

7.11 Anti-Money Laundering and Anti-Terrorism Finance Laws. To the extent applicable, the Borrower is in compliance, in all material respects, with anti-money laundering laws and anti-terrorism finance laws including the Bank Secrecy Act and the Patriot Act (the “Anti-Terrorism Laws”).

7.12 Anti-Corruption Laws. No part of the proceeds of the Letters of Credit shall be used, directly or, to the Borrower’s knowledge (after due inquiry), indirectly: (a) to offer or give anything of value to any official or employee of any foreign government department or agency or instrumentality or government-owned entity, to any foreign political party or party official or political candidate or to any official or employee of a public international organization, or to anyone else acting in an official capacity (collectively, “Foreign Official”), in order to obtain, retain or direct business by (i) improperly influencing any act or decision of such Foreign Official in his official capacity, (ii) inducing such Foreign Official to do or omit to do any act in violation of the lawful duty of such Foreign Official, (iii) securing any improper advantage or (iv) inducing such Foreign Official to use his influence with a foreign government or instrumentality to improperly affect or influence any act or decision of such government or instrumentality; or (b) in violation of the (i) U.S. Foreign Corrupt Practices Act of 1977 or (ii) any other anti-corruption law applicable to a Lender as to which such Lender has advised the Borrower in writing (all laws referred to in this clause (b) being “Anti-Corruption Laws”).

7.13 Sanctions Laws. Neither the Borrower nor, to the knowledge of the Borrower, any Affiliate or other agent of the Borrower acting or benefiting in any capacity in connection with the Letters of Credit is any of the following (a “Restricted Person”): (a) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”); (b) a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list; (c) a Person that is owned 50 percent or more by any Person described in Section 7.13(b); or (d) a Person that derives more than 10% of its annual revenue from investments in or transactions with any Person described in Section 7.13(a), (b) or (c). Further, none of the proceeds from the Letters of Credit shall be used directly or, to the Borrower’s knowledge (after due inquiry) indirectly, to finance or facilitate, directly or indirectly, any transaction with, investment in, or any dealing for the benefit of, any Restricted Person or any transaction, investment or dealing in which the benefit is received in a country for which such benefit is prohibited by any Sanctions laws.

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7.14 Investment Company Act. The Borrower is not required to be registered as an “investment company” under the Investment Company Act of 1940. The Borrower is not carrying on investment business in or from Bermuda for the purposes of the Investment Business Act 2003 of Bermuda and has not received any notification or direction under Section 32 of the Insurance Act 1978 of Bermuda as amended.

7.15 Use of Credits; Margin Regulations. Neither the issuance of any Letters of Credit nor the use or benefit thereof by the Borrower will violate, or be inconsistent with, the provisions of Regulation T, U or X of the Federal Reserve Board or any other regulation of the Federal Reserve Board. Neither the Borrower nor or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

7.16 Collateral Documents. The Collateral Documents are effective to create in favor of the Collateral Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable security interest in the Collateral, and when the Control Agreement with the Custodian is executed and the Uniform Commercial Code financing statements and registrations of charge in appropriate forms are filed in the offices specified in the Security Agreement, the lien created by the Collateral Documents shall constitute a fully perfected Lien (to the extent that such Lien may be perfected by the Control Agreement and/or the filing of a Uniform Commercial Code financing statement or registration of charge) on, and security interest in, all right, title and interest of the Borrower in such Collateral, in each case prior and superior in right to any other Person, other than Permitted Liens.

7.17 No Default. No Default or Event of Default exists or would result from the incurring of any obligations by the Borrower under any Credit Document or from the grant or perfection of the Liens of the Collateral Agent on the Collateral in accordance with the Collateral Documents.

SECTION 8 COVENANTS. Until all Obligations of the Borrower hereunder and under the other Credit Documents are paid in full and all Letters of Credit have been terminated:

8.1 Financial Statements and Other Information. The Borrower shall deliver to the each Lender:

(a) as soon as available and in any event within 120 days after the end of each fiscal year, a copy of the annual financial statements of the Borrower and its Subsidiaries, consisting of audited consolidated (and unaudited consolidating) balance sheets and audited consolidated (and unaudited consolidating) statements of income, cash flows and changes in shareholders’ equity, setting forth in comparative form the consolidated figures for the previous fiscal year, which financial statements shall be prepared in accordance with GAAP, and accompanied by a certification without material qualification by the independent certified public accountants regularly retained by the Borrower, or any other firm of independent certified public accountants of recognized national standing selected by the Borrower and reasonably acceptable to the Required Lenders that all such audited financial statements present fairly in all material respects in accordance with GAAP the consolidated financial position and the consolidated results of operations and cash flows of the relevant entity as at the end of such fiscal year and for the period then ended;

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(b) as soon as available and in any event within 60 days after the end of the first three fiscal quarters of each fiscal year, an unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and the related consolidated statements of income and cash flows for that portion of the fiscal year ending as of the close of such fiscal quarter, all prepared in accordance with GAAP (subject to normal year-end adjustments and except that footnote and schedule disclosure may be abbreviated);

(c) concurrently with the delivery of the financial statements referred to in clauses (a) and (b) of this Section, a Compliance Certificate signed by a Responsible Officer of the Borrower (A) certifying as to whether there exists a Default or Full Collateralization Event on the date of such certificate and, if a Default or Event of Default then exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, (B) setting forth in reasonable detail calculations demonstrating compliance with the Required Net Worth; and

(d) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower, the Corporate Member of the Supported Syndicate, or compliance with the terms of the Credit Documents, as any Lender may reasonably request.

8.2 Notices of Material Events. The Borrower will furnish to each Lender prompt notice of any of the following:

(a) any Default or Full Collateralization Event;

(b) the filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against the Borrower that, to the knowledge of the Borrower, would reasonably be expected to result in a Material Adverse Effect; or

(c) any other event or occurrence that has, or would reasonably be expected to have, a Material Adverse Effect.

8.3 Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution that is not prohibited by Section 10.1(h).

8.4 Compliance with Laws. The Borrower will comply with all federal, state and foreign exchange regulations and other laws and regulations of any Governmental Authority now or hereafter applicable to the Borrower, any Credit Document or any transactions to which it is a party or to payments under or in connection with the Letters of Credit or this Agreement, except where the noncompliance with which would not have a Material Adverse Effect.

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8.5 Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Borrower in conformity with GAAP.

8.6 Collateral.

(a) Pursuant to the Collateral Documents and as collateral security for the payment and performance of its Obligations, the Borrower shall grant and convey to the Collateral Agent, for the benefit of the Secured Parties, a security interest in the Collateral charged and pledged by it, prior and superior to all other liens, except Permitted Liens. The Borrower shall cause the Collateral charged and pledged by it to be made subject to the Collateral Documents (in form and substance reasonably acceptable to Documentation Agent) and take all acts and make all filings necessary for the perfection of the security interest in the Collateral and for the exercise by the Collateral Agent of its rights and remedies with respect thereto. The Borrower shall promptly after the date hereof file a charge against the Collateral with the Bermuda Registrar of Companies or other applicable filing authority and deliver evidence of such filing to the Documentation Agent no later than 30 days after the date hereof.

(b) The Borrower shall at all times cause the Collateral Value of the Collateral in the Collateral Account to equal or exceed the Required Collateral Amount in accordance with Section 4.2.

(c) The Borrower shall cause the Custodian to provide to the Lenders, in a manner and at times consistent with the terms of the Control Agreement, information with respect to the Collateral Account and shall provide each Lender with viewing rights to the Collateral Account in accordance with Section 5 of the Control Agreement; provided that such Lender has executed such documentation as the Custodian shall reasonably require.

8.7 Further Assurances. At the Borrower’s cost and expense, execute and deliver such additional certificates, instruments and/or documents and take such additional action as may be reasonably requested by any Agent or Lender to enable the issuance of the Letters of Credit, to perfect and maintain the validity and priority of the Liens granted pursuant to the Collateral Documents, to protect, exercise and/or enforce the Secured Parties’ rights and interests under any Credit Document and/or to give effect to the terms and provisions of any Credit Document.

8.8 Use of Letters of Credit. Letters of Credit shall only be issued for Permitted Uses.

8.9 Anti-Corruption and Sanctions Laws. The Borrower (a) shall maintain in effect and enforce policies and procedures regarding compliance by the Borrower and its Subsidiaries and their respective directors, officers, employees, and agents with applicable Anti-Terrorism, Anti-Corruption Laws and applicable Sanctions laws and (b) shall not use any part of the proceeds of the Letters of Credit, directly or, to its knowledge (after due inquiry), indirectly, for any conduct that would cause the representations and warranties in Sections 7.11, 7.12 and 7.13 to be untrue as if made on the date any such conduct occurs.

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SECTION 9 EFFECTIVENESS; CONDITIONS OF ISSUANCE, ETC.

9.1 Effectiveness. The obligation of each Lender to issue Letters of Credit shall become effective, and the Lenders authorize the Letter of Credit Agent to issue Letters of Credit in accordance with Section 2.1, on the date (the “Effective Date”; references in this Agreement to events or conditions as of the Effective Date are, unless otherwise specified, as of the Effective Date substantially concurrently with the consummation of each of the transactions contemplated hereby) on which the Documentation Agent shall have received all of the following, each duly executed and dated a date satisfactory to the Documentation Agent, as applicable, and each in form and substance satisfactory to the Documentation Agent:

(a) Reimbursement Agreement. Counterparts of this Agreement executed by the Borrower and each Lender.

(b) Security Agreement. The Security Agreement executed by the Borrower.

(c) Liens on Collateral. Evidence that all filings necessary to perfect the Collateral Agent’s Lien on the Collateral have been duly made and that the Collateral Agent shall have a perfected security interest in the Collateral (including the receipt by the Collateral Agent of an acceptable Control Agreement with respect to the Collateral Account).

(d) Collateral Value. Evidence from the Existing Issuer that the collateral value of the collateral in the Collateral Account meets the requirements under the Existing Loan Documents.

(e) UCC Search Results. Certified copies of Uniform Commercial Code and other lien search reports (including a lien search report in Bermuda) dated a date reasonably near to the Effective Date, listing all effective financing statements or registration statements that name the Borrower (under its present name and any previous names) as debtor, together with (a) copies of such financing statements and registration statements and (b) such Uniform Commercial Code termination statements and releases as the Collateral Agent may reasonably request.

(f) Resolutions. Certified copies of resolutions of the Governing Body of the Borrower authorizing or ratifying the execution, delivery and performance by such Person of each Credit Document to which it is a party.

(g) Consents, etc. Certified copies of all documents evidencing any necessary corporate (or other similar) action, and any material third-party consents and governmental approvals (if any) required for the execution, delivery and performance (including the intended use of the Letters of Credit) by the Borrower of the documents referred to in this Section 9.

(h) Incumbency and Signature Certificates. A certificate of the Secretary or an Assistant Secretary of the Borrower as of the Effective Date certifying the names of the officer or officers of such entity authorized to sign the Credit Documents to which such entity is a party, together with a sample of the true signature of each such officer (it being understood that the Document Agent and each Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein).

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(i) Organization Documents; Good Standing. Each of the following documents:

(i) the articles or certificate of formation (or similar charter document) and the bylaws or operating agreement (or similar governing documents) of the Borrower as in effect on the Effective Date, certified by the Secretary or an Assistant Secretary or a similar officer of the Borrower as of the Effective Date; and

(ii) a good standing certificate or certificate of status for the Borrower from the Secretary of State (or similar, applicable Governmental Authority) of its jurisdiction of formation.

(j) FAL Requirements. Confirmation from Lloyd’s that the Managing Agent has submitted all necessary documents regarding its plan to provide Funds at Lloyd’s.

(k) Termination of Existing Loan Documents. A payoff letter with respect to the Existing Credit Agreement and satisfactory arrangement regarding the payment of the amounts accrued under, and the termination of, the Existing Loan Documents and all other agreements relating thereto and the release of all Liens granted in connection therewith, and the termination of all Uniform Commercial Code filings or other appropriate termination statements and release documents to evidence the foregoing upon the occurrence of the Existing Agreement Termination Date.

(l) Confirmatory Certificate. A certificate of a Responsible Officer of the Borrower as of the Effective Date certifying as to (i) the matters set forth in Sections 9.1(g), 9.1(q) and 9.1(r), and (ii) there is no action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or governmental authority that would reasonably be expected to have a Material Adverse Effect.

(m) Compliance Certificate. A pro forma Compliance Certificate.

(n) Opinion Letters. Opinions letters of (i) Conyers Dill & Pearman, (ii) Willkie Farr & Gallagher LLP and (iii) the Borrower’s general counsel, in each case, addressed to the Lenders and the Agents.

(o) Patriot Act. Each Lender shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(p) Fees and Expenses. All amounts that are then due and payable pursuant to Section 3 and Section 12.4.

(q) Representations and Warranties. The representations and warranties of the Borrower set forth in this Agreement and the other Credit Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent relating solely to an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date).

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(r) No Default. No Default or Full Collateralization Event shall exist before or after giving effect to the issuance of the Letters of Credit.

(s) Other. Such other documents as any Agent or any Lender may reasonably request.

SECTION 10 EVENTS OF DEFAULT AND THEIR EFFECT.

10.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

(a) The failure by the Borrower to reimburse or pay any drawing at the date and time set forth in Section 2.3; or

(b) The failure by the Borrower to pay any fee or other amount when due under or in connection with any Credit Document within five Business Days after the same shall become due and payable; or

(c) Any representation, warranty, certification or statement made or furnished by the Borrower under or in connection with any Credit Document to which it is a party or as an inducement to the Lenders to issue the Letters of Credit for its account shall be false, incorrect or misleading in any material respect when made; or

(d) The Borrower shall fail to maintain at any time Collateral in which the Collateral Agent shall have a perfected first priority security interest (subject to Permitted Liens) of the type and having a Collateral Value of not less than the Required Collateral Amount and such failure shall continue or remain unremedied for more than the applicable period for such event provided for in Section 4.2; or

(e) The Borrower’s failure to perform or observe any term, covenant or agreement (other than Section 8.6(b) to the extent set forth in subsection (d) of this Section 10) contained in any Credit Document to which it is a party (other than those referred to in subsections (a), (b), (c) and (d) of this Section 10), and with respect to any such failure or breach that by its nature can be cured, such failure or breach shall continue or remain unremedied for 30 days after the earlier of (i) the date on which a Responsible Officer of the Borrower acquires knowledge thereof and (ii) the date on which notice thereof is delivered by any Secured Party to the Borrower; or

(f) The Borrower institutes or consents to the institution of any proceeding under any Debtor Relief Law; or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the Borrower, as the case may be, and the appointment continues undischarged, undismissed or unstayed for 60 days; or any proceeding under any Debtor Relief Law relating to the Borrower or to all or any material part of its property is instituted without the consent of the Borrower, as the case may be, and continues undischarged, undismissed or unstayed for 60 days; or an order for relief is entered in any such proceeding; or

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(g) the Borrower shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(h) There shall occur in one or a series of transactions: (i) the sale, assignment or transfer of all or substantially all of the assets of the Borrower; (ii) a merger or consolidation of the Borrower without the prior written consent of the Lenders, except that the Borrower may merge or consolidate with any Person so long as the Borrower is the surviving entity; or (iii) the dissolution of the Borrower; or

(i) Any provision of any Credit Document shall for any reason cease to be valid and binding or enforceable; or the Borrower shall deny or disaffirm in writing the enforceability of any provision of any Credit Document; or

(j) Any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to give the Collateral Agent for the benefit of the Secured Parties a valid and perfected security interest in the Collateral of the Borrower purported to be created thereby; or the Collateral Agent shall cease for any reason to hold a perfected first priority security interest in the Collateral of the Borrower (subject to Permitted Liens); or the Borrower shall deny or disaffirm in writing the enforceability of any Collateral Document.

10.2 Effect of Event of Default. If any Event of Default described in Sections 10.1(f) or 10.1(g) shall occur, the Obligations shall immediately become due and payable without any election or action on the part of any Agent or any Lender. If any other Event of Default occurs, the Required Lenders (or the Letter of Credit Agent with the consent of the Required Lenders) may declare the Obligations to be due and payable, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives. In addition to the foregoing, following the occurrence of an Event of Default, so long as any Letter of Credit has not been fully drawn and has not been canceled or expired by its terms, the Borrower shall deposit Collateral to the extent and as otherwise required by Sections 4.2 and 8.6. Without limiting the foregoing provisions of this Section 10.2, if an Event of Default exists, the Letter of Credit Agent and the Collateral Agent may exercise all rights and remedies available upon an Event of Default pursuant to any Collateral Document, any other Credit Document and Applicable Law.

10.3 Application of Funds. After the exercise of remedies provided for in this Section 10, any amounts received on account of the Obligations shall be applied by the Letter of Credit Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than Reimbursement Obligations and interest, but including legal expenses payable under Section 12.4 and amounts payable under Section 5) payable to any Agent in its capacity as such;

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Second, to payment of that portion of the Obligations constituting Fees, indemnities and other amounts (other than Reimbursement Obligations and interest) payable to the Lenders (including legal expenses payable under Section 12.4 and amounts payable under Section 5), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting unpaid Reimbursement Obligations, ratably among the holders of such Obligations in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on Reimbursement Obligations, ratably among the holders of such Obligations in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to the payment of all other Obligations of the Borrower that are due and payable to the Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full and there are no Letters of Credit outstanding, to the Borrower or as otherwise required by Applicable Law.

SECTION 11 THE AGENTS.

11.1 Appointment and Authorization of Agents. Each Lender hereby appoints (i) Bank of Montreal, as Documentation Agent under the Credit Documents, (ii) Citibank Europe plc, as Collateral Agent and (iii) ING Bank N.V., London Branch, as Letter of Credit Agent and hereby authorizes each Agent to take such action as such Agent on its behalf and to exercise such powers under the Credit Documents as are delegated to such Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Lenders expressly agree that none of the Agents is acting as a fiduciary of any Lender in respect of the Credit Documents, the Borrower or otherwise, and nothing herein or in any of the other Credit Documents shall result in any duties or obligations on any Agent or any Lender except as expressly set forth herein.

11.2 Consultation with Experts. Each Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

11.3 Liability of Agents; Credit Decision. No Agent-Related Person shall be liable for any action taken or not taken by it in connection with the Credit Documents: (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct. No Agent-Related Person shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any other Credit Document or the issuance of any Letter of Credit; (ii) the performance or observance of any of the covenants or agreements of the Borrower contained herein or in any other Credit Document; (iii) the satisfaction of any condition specified in Section 9, except receipt of items required to be delivered to Documentation Agent; or (iv) the

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validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Credit Document or of any other documents or writing furnished in connection with any Credit Document or of any Collateral; and none of the Agents makes any representation of any kind or character with respect to any such matter mentioned in this sentence. Each Agent may execute any of its duties under any of the Credit Documents by or through employees, agents, and attorneys in fact and shall not be answerable to any Lender, the Borrower or any other Person for the default or misconduct of any such agents or attorneys in fact selected with reasonable care. Each Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, no Agent shall have any responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Credit Documents. Each Agent may treat the payee of any obligation owing under a Credit Document as the holder thereof until notice of transfer shall have been filed with such Agent signed by such payee in form satisfactory to such Agent. Each Lender acknowledges that it has independently and without reliance on any Agent or any other Lender, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Credit Documents. It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of the Borrower and its Subsidiaries, and no Agent shall have any liability to any Lender with respect thereto.

11.4 Enforcement Actions. If the Letter of Credit Agent receives from the Borrower or any Lender a notice of an Event of Default, the Letter of Credit Agent shall promptly give each Lender notice thereof. The obligations of each Agent under the Credit Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, no Agent shall be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Section 10.2. Upon the occurrence of an Event of Default, the Collateral Agent shall take such action to enforce its Lien on the Collateral and to preserve and protect the Collateral as may be directed by the Required Lenders. Unless and until the Required Lenders give such direction, each Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of the Lenders. In no event, however, shall any Agent be required to take any action in violation of Applicable Law or of any provision of any Credit Document, and each Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Credit Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall be entitled to assume that no Default or Full Collateralization Event exists unless notified in writing to the contrary by a Lender or the Borrower. In all cases in which the Credit Documents do not require an Agent to take specific action, such Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Credit Documents, shall be binding upon all the Lenders and other holders of obligations under or supported by the Credit Documents.

11.5 Agent and Its Affiliates. Each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any other Lender and may exercise or refrain

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from exercising such rights and power as though it were not an Agent, and each Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not an Agent under the Credit Documents.

11.6 Indemnity. The Lenders shall ratably, in accordance with their respective Applicable Percentages, indemnify and hold the Agent-Related Persons harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Credit Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Lenders under this Section shall survive the termination of this Agreement. Each Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to such Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to an Agent by any Lender arising outside of this Agreement and the other Credit Documents.

11.7 Resignation of an Agent and Successor Agents. Each Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation of such Agent, the Required Lenders shall have the right to appoint a successor Agent; provided that in no event shall any such successor be a Defaulting Lender. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which may be any Lender hereunder that is willing to serve as such Agent or any commercial bank, or an Affiliate of a commercial bank, having an office in the United States and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of its appointment as such Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent under the Credit Documents, and the retiring Agent shall be discharged from its duties and obligations as Agent thereunder. After any retiring Agent’s resignation hereunder, the provisions of this Section 11 and all protective provisions of the other Credit Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent, but no successor Agent shall in any event be liable or responsible for any actions of its predecessor. If an Agent resigns and no successor is appointed within 45 days, the rights and obligations of such Agent shall be automatically assumed by the Required Lenders and (i) the Borrower shall be directed to make all payments due each Lender hereunder directly to such Lender and (ii) such Agent’s rights in the Collateral Documents shall be assigned without representation, recourse or warranty to the Lenders as their interests may appear.

11.8 Authorization to Release, Subordinate or Limit Liens. The Collateral Agent is hereby irrevocably authorized by each Lender to (a) release any Lien covering any Collateral that is sold, transferred, or otherwise disposed of in accordance with the terms and conditions of this Agreement and the relevant Credit Documents and (b) release Liens on the Collateral following termination or expiration of all Letters of Credit and payment in full in cash of all outstanding Obligations of the Borrower under the Credit Documents.

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11.9 Delegation to Affiliates. The Borrower and the Lenders agree that each Agent may delegate any of its duties under this Agreement and the other Credit Documents to any of its Affiliates; provided that the Letter of Credit Agent may only delegate to an Affiliate which is approved by Lloyd’s to act as a letter of credit agent. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which such Agent is entitled under Section 12.

11.10 Reports. The Collateral Agent shall provide the Lenders with a monthly report regarding the Collateral Value in form and substance similar to the report currently provided under the Existing Loan Documents. The Letter of Credit Agent shall advise the Lenders of its quarterly calculation of the Letter of Credit Fees.

SECTION 12 GENERAL.

12.1 Waiver; Amendments. No delay on the part of any Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement shall be effective unless the same shall be in writing and signed and delivered by Lenders having an aggregate Applicable Percentage of not less than the aggregate Applicable Percentage expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement, by the Required Lenders and, in the case of an amendment or other modification, the Borrower and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall (i) extend the scheduled expiry date of any Letter of Credit or extend the date for payment of any Reimbursement Obligation or any interest or fees payable hereunder, (ii) reduce any Reimbursement Obligation, the rate of interest thereon or any fees payable hereunder, (iii) release all or substantially all of the Collateral, (iv) amend this Section 12.1 or (v) reduce the aggregate Applicable Percentage required to effect an amendment, modification, waiver or consent or change the definition of “Required Lenders” without, in the case of each of clauses (i) through (v) above, the consent of each Lender directly affected thereby. No provision of Section 11 or other provision of this Agreement or any other Credit Document affecting an Agent in its capacity as such or relating to the rights or duties of such Agent in its capacity as such shall be amended, modified or waived without the consent of such Agent. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder except the Applicable Percentage of any Defaulting Lender may not be increased or extended without the consent of such Lender and any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

12.2 Confirmations. The Borrower and each Lender agree from time to time, upon written request received by it from the other, to confirm to the other in writing the aggregate unpaid principal amount of the outstanding Reimbursement Obligations payable by the Borrower to such Lender.

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12.3 Notices. Except as otherwise specified herein, all notices hereunder and under the other Credit Documents shall be in writing (including notice by telecopy) and shall be given to the relevant party at its address or facsimile number set forth on Schedule 12.3, or such other address or facsimile number as such party may hereafter specify by notice to the Letter of Credit Agent and the Borrower given by nationally recognized overnight courier, by United States certified or registered mail, first class postage prepaid, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Credit Documents to any Lender or Agent shall be addressed to its address or facsimile number set forth set forth on Schedule 12.3.

Each such notice, request or other communication shall be effective (i) if given by facsimile, when such telecopy is transmitted to the facsimile number specified in this Section and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, five days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section; provided that any notice given pursuant to Section 2 hereof shall be effective only upon receipt.

12.4 Costs and Expenses; Indemnification. The Borrower agrees to pay all reasonable and documented costs and expenses of the Documentation Agent in connection with the preparation and execution of the Credit Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated, together with any fees and charges suffered or incurred by the Documentation Agent in connection with collateral filing fees and lien searches, and the Borrower agrees to pay to each Agent and each Lender, all costs and expenses incurred or paid by such Agent, such Lender or such holder, including reasonable and documented attorneys’ fees and disbursements and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Credit Documents (including all such costs and expenses incurred in connection with any proceeding under any Debtor Relief Laws involving the Borrower as a debtor thereunder). The Borrower further agrees to indemnify each Agent and each Lender and their respective directors, officers, employees, agents, financial advisors, and consultants (each such Person, an “Indemnitee”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including all reasonable and documented fees and disbursements of counsel for any such Indemnitee and all reasonable and documented expenses of litigation or preparation therefor, whether or not the Indemnitee is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Credit Document or any of the transactions contemplated thereby, or the direct or indirect application or proposed application of the proceeds of any Letter of Credit, other than those which arise from (i) the gross negligence or willful misconduct of the party claiming indemnification or any of its directors, officers, employees, agents or other representatives, (ii) a claim brought by the Borrower against an Indemnitee for breach in bad faith of the obligations of such Indemnitee or of any of its Affiliates hereunder or under any other Credit Document or (iii) any dispute solely between or among Indemnitees other than any claims arising out of any act or omission on the part of the Borrower. The Borrower, upon demand by any Agent or any Lender at any time, shall reimburse such Agent or such Lender for any reasonable and documented legal or other expenses (including all reasonable and documented fees and disbursements of counsel for any such Indemnitee) incurred in connection

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with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except to the extent such expenses are directly due to (i) the gross negligence or willful misconduct of the party seeking reimbursement or any of its directors, officers, employees, agents or other representatives, (ii) a claim brought by the Borrower against an Indemnitee for breach in bad faith of the obligations of such Indemnitee or of any of its Affiliates hereunder or under any other Credit Document or (iii) any dispute solely between or among Indemnitees other than any claims arising out of any act or omission on the part of the Borrower. To the extent permitted by Applicable Law, the Borrower agrees not to assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the other Credit Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Letter of Credit or the use of the proceeds thereof. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

12.5 Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

12.6 Assignments; Participations.

(a) Assignments. Any Lender may at any time assign and delegate to one or more Eligible Assignees (any Person to whom such an assignment and delegation is to be made, an “Assignee”), all or any fraction of such Lender’s Letter of Credit Obligations; provided that the Borrower and the Agents shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned and delegated to an Assignee until the date when all of the following conditions shall have been met:

(i) the Assignee shall have complied with the requirements set forth in Section 5.4, if applicable;

(ii) the aggregate amount of the Letter of Credit Obligations being assigned are not less than $50,000,000 or, if less, 100% of such Lender’s Letter of Credit Obligations and such assignment shall be pro rata among all of such Lender’s Letter of Credit Obligations.

(iii) five Business Days (or such lesser period of time as the Letter of Credit Agent and the assigning Lender shall agree) shall have passed after notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee, shall have been given to the Borrower and the Letter of Credit Agent by such assigning Lender and the Assignee;

(iv) five Business Days (or such lesser period of time as the Letter of Credit Agent shall agree) shall have passed after the Assignee shall have provided the Letter of Credit Agent with all “know your client” information the Letter of Credit Agent may have requested and the Letter of Credit Agent shall have consented to such Assignee;

(v) the assigning Lender and the Assignee shall have executed and delivered to the Borrower and the Letter of Credit Agent an assignment agreement substantially in

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the form of Exhibit C (an “Assignment Agreement”), together with any documents required to be delivered thereunder, which Assignment Agreement shall have been accepted by the Letter of Credit Agent (such consent not to be unreasonably withheld) and, if required pursuant to the definition of “Eligible Assignee”, the Borrower; and

(vi) in the case of an assignment to an Eligible Assignee other than an Affiliate of the assigning Lender, the assigning Lender or the Assignee shall have paid the Letter of Credit Agent a processing fee of $3,500.

From and after the date on which the conditions described above have been met, (1) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder, and (2) the assigning Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it pursuant to such Assignment Agreement, shall be released from its obligations hereunder (and, in the case of an assignment of all of its Letter of Credit Obligations, shall cease to be a Lender (but shall continue to have all rights and obligations under provisions hereof which by their terms survive the termination hereof)) and the Letter of Credit Agent shall amend any outstanding Letters of Credit to reflect the Applicable Percentages of such Assignee and Assignor.

The Letter of Credit Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the office of the Letter of Credit Agent a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Reimbursement Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Letter of Credit Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

Notwithstanding the foregoing provisions of this Section 12.6 or any other provision of this Agreement, any Lender may at any time assign all or any portion of its rights under this Agreement to a Federal Reserve Bank or other central bank; provided, however, that no such assignment to a Federal Reserve Bank or other central bank shall release the transferor Lender from its obligations hereunder or under the Letters of Credit.

(b) Participations. Any Lender may at any time sell to one or more Eligible Assignees participating interests in any Letter of Credit Obligation owing to such Lender, the direct or participation interest of such Lender in any Letter of Credit or any other interest of such Lender hereunder (any Person purchasing any such participating interest being herein called a “Participant”); provided that (i) any Lender selling any such participating interest shall give notice thereof to the Borrower, (ii) such Lender shall remain the holder of its Letter of Credit Obligations, (iii) the Borrower and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder, (iv) all amounts payable by the Borrower shall be determined as if such Lender had not sold such participation

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and shall be paid directly to such Lender and (v) no Participant shall have any direct or indirect voting or consent rights hereunder. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement that such Lender enters into with any Participant. The Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender; provided that such right of setoff shall be subject to the obligation of each Participant to share with the Lenders, and the Lenders agree to share with each Participant, as provided in Section 5.3. The Borrower also agrees that each Participant shall be entitled to the benefits of Section 5.4 and Section 6 as if it were a Lender (provided that no Participant shall receive any greater amount pursuant to Section 5.4 or Section 6 than would have been paid to the participating Lender if no participation had been sold). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Letter of Credit Obligations or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, no Agent (in its capacity as Agent) shall have any responsibility for maintaining a Participant Register.

(c) Prohibited Assignments and Participations. Notwithstanding any other provision of this Agreement, no Lender may assign, or sell a participation in, any of its rights or obligations hereunder to the Borrower, or any Affiliate thereof.

(d) Invalid Transfers. Any purported assignment or participation that is not in accordance with Section 12.6 shall be null and void.

12.7 Replacement of Lenders. If (a) any Lender requests compensation under Section 6.1, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.4, (c) any Lender ceases to be a Lloyd’s Approved Bank, or (d) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Letter of Credit Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.6), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 12.6(a)(vi);

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(ii) such Lender shall have received (x) payment of an amount equal to the outstanding Reimbursement Obligations, accrued interest thereon, accrued Fees and all other amounts payable to it hereunder and under the other Credit Documents from the assignee (to the extent of such outstanding Reimbursement Obligations and accrued interest and Fees) or the Borrower (in the case of all other amounts) and (y) evidence satisfactory to such Lender that it has been released from all liability under the Letters of Credit;

(iii) in the case of any such assignment resulting from a claim for compensation under Section 6.1 or payments required to be made pursuant to Section 5.4, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

12.8 Governing Law. This Agreement and the other Credit Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Credit Document (except, as to any other Credit Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

12.9 Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Borrower and rights of the Agents and the Lenders expressed herein or in any other Credit Document shall be in addition to and not in limitation of those provided by Applicable Law.

12.10 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Delivery of a counterpart hereof, or a signature page hereto, by facsimile or in a .pdf or similar file shall be effective as delivery of a manually executed original counterpart thereof.

12.11 Successors and Assigns. This Agreement shall be binding upon the Borrower, the Lenders and the Agents and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Lenders and the Agents and the successors and assigns of the Lenders and the Agents, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Agent and each Lender.

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12.12 Obligations Several. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by any Lender pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.

12.13 Confidentiality. Each Lender and each Agent agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (a) to its Affiliates and to other Lenders and their respective Affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to legal counsel, accountants, and other professional advisors to such Lender, (c) to regulatory officials, (d) to any Person as requested pursuant to or as required by law, regulation, or legal process, (e) to any Person in connection with any legal proceeding to which such Lender is a party, (f) subject to an agreement containing provisions substantially the same as this Section 12.13 to (i) such Lender’s direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties and (ii) any Person who becomes or might become a successor Agent pursuant to Section 11.7 or a Participant or Assignee, pursuant to Section 12.6, or (g) to any Federal Reserve Bank or central bank granted a security interest in a Lender’s rights hereunder.

12.14 USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

12.15 Forum Selection; Consent to Jurisdiction; Service of Process.

(a) Jurisdiction. The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Credit Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, in any way relating to this Agreement or any other Credit Document or the transactions relating hereto or thereto may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Nothing in this Agreement or in any other Credit Document shall affect any right that any Agent, or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against the Borrower or its properties in the courts of any jurisdiction.

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(b) Waiver of Venue. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in clause (a) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Service of Process. THE BORROWER IRREVOCABLY APPOINTS AND CONSENTS TO SERVICE OF PROCESS BEING MADE BY REGISTERED OR CERTIFIED MAIL DIRECTED TO IT AT THE ADDRESS OF ITS AGENT FOR SERVICE OF PROCESS, RENRE NORTH AMERICA HOLDINGS INC., 3200 ATLANTIC AVENUE, SUITE 114, RALEIGH, NC 27604, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT THEREOF OR FIVE DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID AND PROPERLY ADDRESSED. IN ADDITION, EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.3. NOTHING IN THIS AGREEMENT SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

12.16 Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.17 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Letter of Credit Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to any Agent or any Lender hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the

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extent that on the Business Day following receipt by such Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, such Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to any Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, such Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under Applicable Law).

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

RENAISSANCE REINSURANCE LTD.

By:	/s/ Mark A Wilcox
Name:	Mark A Wilcox
Title:	Senior Vice President

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BANK OF MONTREAL, as Documentation Agent

By:	/s/ Joan Murphy
Name:	Joan Murphy
Title:	Director

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BANK OF MONTREAL, LONDON BRANCH, as Lender

By:	/s/ Anthony Ebdon
Name:	Anthony Ebdon
Title:	Managing Director

By:	/s/ Lisa Rodriguez
Name:	Lisa Rodriguez
Title:	Managing Director

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CITIBANK EUROPE PLC., as Collateral Agent and a Lender

By:	/s/ Niall Tuckey
Name:	Niall Tuckey
Title:	Director

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ING BANK N.V., LONDON BRANCH., as Letter of Credit Agent and a Lender

By:	/s/ M. Sharman
Name:	M E R Sharman
Title:	Managing Director

By:	/s/ I. Taylor
Name:	I. Taylor
Title:	Managing Director

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